Exhibit 5.1

[LETTERHEAD OF COOLEY LLP]

March 7, 2014

Chimerix, Inc.

2505 Meridian Parkway, Suite 340

Durham, NC 27713

Ladies and Gentlemen:

You have requested our opinion, as counsel to Chimerix, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 933,273 shares of the Company's Common Stock, $0.001 par value (the “Shares”), including 666,624 shares issuable pursuant to the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”) and 266,649 shares issuable pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “Stock Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Incentive Plan and the Stock Plan, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Incentive Plan or the Stock Plan, as applicable, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent

Jason L. Kent